Exhibit 8.1
[Fried, Frank, Harris, Shriver & Jacobson LLP Letterhead]
June 24, 2009
Merck & Co., Inc.
One Merck Drive
Whitehouse Station, NJ 08889
Ladies and Gentlemen:
     We have acted as counsel to Merck & Co., Inc., a New Jersey corporation (“Merck”), in connection with the proposed merger (the “Mercury Merger”) of SP Merger Subsidiary Two, Inc. (formerly known as Purple, Inc.), a New Jersey corporation (“Merger Sub 2”) and a wholly owned subsidiary of Schering-Plough Corporation, a New Jersey corporation (“Schering-Plough”), with and into Merck, pursuant to the Agreement and Plan of Merger, dated as of March 8, 2009 (the “Agreement”), by and among Merck, Schering-Plough, SP Merger Subsidiary One, Inc. (formerly known as Blue, Inc.), a New Jersey corporation and wholly owned subsidiary of Schering-Plough, and Merger Sub 2. For purposes of this opinion, any capitalized term used but not otherwise defined herein shall have the meaning ascribed to it in the Agreement.
     This opinion is being delivered at your request, and in connection with the registration statement on Form S-4 filed by Schering-Plough with the Securities and Exchange Commission (File No. 333-159371) (the “Registration Statement”) to register the shares of Schering-Plough common stock required to be issued pursuant to the Agreement, to which this opinion is attached as an exhibit. In addition, it is a condition to Merck’s obligation to effect the Mercury Merger that Merck receive a written opinion of Fried, Frank, Harris, Shriver & Jacobson LLP or other counsel reasonably satisfactory to Merck, dated the Closing Date, to the effect that the Mercury Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.
     In connection with this opinion, and with your consent, we have reviewed and relied upon the accuracy and completeness of the following: (i) the Agreement; (ii) the Registration Statement; (iii) the joint proxy statement and prospectus which forms a part of the Registration Statement; (iv) the representations made by and on behalf of Merck, Schering-Plough and Merger Sub 2 contained in the tax representation letters (the “Tax Representation Letters”) dated as of the date hereof and delivered to us by Merck and Schering-Plough; and (v) such other documents, information and materials as we have deemed necessary or appropriate.

Merck & Co., Inc.
June 24, 2009

     In rendering this opinion, we have assumed, with your permission, that (1) all parties to the Agreement, and to any other documents reviewed by us, have acted and will act in accordance with the terms of the Agreement and such other documents, (2) the Mercury Merger will be consummated at the Subsequent Effective Time pursuant to and in accordance with the terms and conditions set forth in the Agreement, without the waiver or modification of any such terms and conditions, and as described in the Registration Statement, (3) all facts, information, statements and representations made by or on behalf of Merck, Schering-Plough or Merger Sub 2 in the Agreement, the Registration Statement and the Tax Representation Letters are and, at all times up to and including the Subsequent Effective Time, will continue to be true, complete and accurate, (4) all facts, information, statements and representations made by or on behalf of Merck, Schering-Plough or Merger Sub 2 in the Agreement, the Registration Statement and the Tax Representation Letters that are qualified by the knowledge and/or belief of Merck, Schering-Plough or Merger Sub 2 are and, at all times up to and including the Subsequent Effective Time, will continue to be true, complete and accurate as though not so qualified and (5) as to all matters as to which any person or entity represents that it is not a party to, does not have, or is not aware of any plan, intention, understanding or agreement, there is in fact no plan, intention, understanding or agreement and, at all times up to and including the Subsequent Effective Time, there will be no plan, intention, understanding or agreement. We also have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures and the legal capacity of signatories. Moreover, we have assumed that all representations and statements contained in the documents we have reviewed were true, complete and accurate in all respects at the time made and will continue to be true, complete and accurate in all respects at all times up to and including the Subsequent Effective Time, and that all such representations and statements can be established to the Internal Revenue Service or courts, if necessary, by clear and convincing evidence. If any of the assumptions described above are untrue for any reason, or if the Mercury Merger is consummated other than in accordance with the terms and conditions set forth in the Agreement, our opinion as expressed below may be adversely affected.
     The opinion expressed herein is based upon the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury Regulations, case law and published rulings and other pronouncements of the Internal Revenue Service, as in effect on the date hereof. No assurances can be given that such authorities will not be amended or otherwise changed at any time, possibly with retroactive effect. We assume no obligation to advise you of any such subsequent changes. If there is any change in the applicable law or regulations, or if there is any new administrative or judicial interpretation of the

Merck & Co., Inc.
June 24, 2009

applicable law or regulations, any or all of the United States federal income tax consequences described herein may become inapplicable.
     Based upon and subject to the foregoing, and to the qualifications and limitations set forth herein, and in reliance upon the representations and assumptions described above, it is our opinion that the Mercury Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.
     Our opinion relates solely to the specific matters set forth above, and no opinion is expressed, or should be inferred, as to any other federal, state, local or non-U.S. income, estate, gift, transfer, sales, use or other tax consequences that may result from the Mercury Merger. Our opinion is limited to legal rather than factual matters and has no official status or binding effect of any kind. Accordingly, we cannot assure you that the Internal Revenue Service or a court having jurisdiction over the issue will agree with our opinion.
     The opinion expressed herein is being furnished to you for your use in connection with the Registration Statement and may not be used for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the references to this opinion in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Fried, Frank, Harris, Shriver & Jacobson LLP